EXHIBIT 6
                                    ---------

                         GENERAL RELEASE BY HELEN PORTER
                         -------------------------------

     TO ALL TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW THAT HELEN PORTER ("Releasor"), for good and valuable consideration, the receipt whereof is hereby acknowledged, remises, releases and forever discharges AUTOLEND GROUP, INC. and its parents, subsidiaries, and current and former directors, officers, employees, attorneys, advisors, investment bankers and any other person or entity acting or claiming to be acting on their behalves, and NUNZIO P. DESANTIS, COURTLAND G. MILLER, VINCENT VILLANUEVA, STEVE SIMON, STEPHEN RAPHAEL, ELIE HOUSMAN, ROBERT GRANOFF, JAMES NEWMAN, DREW SAKSON, ROGER CARMIGNANI, HARRY FITZGIBBONS, PAUL GREGORY, DAN PORYLES, THE ESTATE OF HERBERT SILLMAN, DR. PHILIP VITALE and MARCEL FOURNIER, and their respective heirs, executors, administrators, successors and assigns and attorneys, advisors, investment bankers and any other person or entity acting or claiming to be acting on any of their respective behalves (collectively, the "Released Parties"), of and from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law, admiralty or equity, that against them or any of them, whether jointly or severally, that Releasor and his heirs, executors, administrators, predecessors, successors and assigns ever had, now have, or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this General Release, including without limitation all claims raised or that could have been raised in DeSantis v. Simon, Civil Action No. ___ (Del. Ch.) (the "Delaware Action") and AutoLend Group, Inc. v. DeSantis, Civil Action No. 95-23897-CA(23) (Fl. Cir. Ct.) (the "Florida Action"), or based upon, arising from or related to the facts underlying the Delaware Action or the Florida Action, except
Releasor's claims under the Stipulation of Settlement to which this General Release is an Exhibit.

     Whenever the text of this General Release may require, the use of the singular number shall include the appropriate plural number.

     This General Release shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles.

     This General Release shall not be modified in any way, unless in writing and expressly agreed to or consented to in writing by a duly authorized agent of Releasor and Releasee.

     In witness therefor, Helen Porter has hereunto set her hand and seal on the date so indicated below.


Dated:  _________  __, 1996


                                   _________________________________
                                             Helen Porter

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

STATE OF __________             )
                         : ss.:
COUNTY OF _________             )

     On the ____ day of _______ 1996 before me personally came Helen Porter, to me known, and by me being duly sworn, did depose and say that she is the individual described in the foregoing General Release, and that she duly and freely executed the same.

                                        ________________________
                                             Notary Public


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